Contact Information:

Ribozyme Pharmaceuticals, Inc.

2950 Wilderness Place
Boulder, CO 80301
(303) 449-6500
Marvin Tancer, Chief Financial Officer

RPI Realigns Research and Development Programs, Restructures
Organization, and Reports Second Quarter Results

          •     RPI Conference Call Scheduled for August 14, 2002 at 5:00 pm EDT
          •     Dial-In Number: (800)-915-4836,
          •     Reference: RPI Earnings Release
          •     Webcast segment available at www.rpi.com
          •     Rebroadcast Number: (800)-428-6061 passcode 256277

Boulder, CO - August 14, 2002 - Ribozyme Pharmaceuticals, Inc. (RPI) (Nasdaq: RZYM) today announced that after reviewing all of its research and clinical programs, the company will now refocus its internal development activities on the most promising programs to substantially improve its prospects for commercial success, and significantly reduce operating expense. In addition, RPI is expanding its pursuit of corporate partners for the company's diagnostic and manufacturing activities to generate both near-term and long-term revenues. To date, the company's clinical focus has centered on the development of ANGIOZYME®, HEPTAZYME™ and HERZYME™ for the treatment of cancer and hepatitis.

RPI is developing a more stable and potent form of HEPTAZYME to replace the current form of HEPTAZYME that will not be further pursued in the clinic. ANGIOZYME will continue in Phase II studies for the treatment of metastatic colorectal cancer and results from this study are expected to be reported in first quarter of 2003.

The company is increasing its investment in its ribonucleic acid interference (RNAi) program by applying the company's nucleic acid technology expertise to the development of novel therapeutics. RNAi is a natural biological pathway that can be engineered to block the production of disease causing proteins or viral pathogens. To date, RPI has filed approximately twenty patents relating to RNAi, and over thirty patents have been issued to RPI related to the stabilization and synthesis of RNA that will be critical to the development of RNAi as a therapeutic. With its ten years of experience in RNA stabilization chemistry, process development, and manufacturing, RPI is well-positioned to be a leader in this field.

As a result of these actions, RPI is reorganizing certain departments and reducing staff, which will reduce operating expenses by approximately 35 percent in 2003.

Commenting on these actions, Howard W. Robin, RPI's President and Chief Executive Officer, stated: "Our clinical programs have demonstrated the biological activity and therapeutic potential of nucleic acid and ribozyme technology to treat disease. With the program changes announced today we plan to move forward by capitalizing on recent technology improvements and directing our resources in the most effective way to maximize our commercial opportunities. We will also pursue corporate partnerships and potential customers for our newly formed diagnostics and manufacturing businesses. At the same time, we will significantly reduce our level of operating expenses and focus our resources only on key strategic opportunities.

We look forward to the completion of the ANGIOZYME clinical program in patients with metastatic colorectal cancer. Findings from the Phase II twelve-week data will be available by the fourth quarter of 2002, and final results from the twenty-four week data will be available first quarter of 2003. A preliminary analysis of the data for the first 40 ANGIOZYME plus chemotherapy patients enrolled in this trial, demonstrate a reduction in disease progression of approximately 50% compared to chemotherapy alone. We are excited about pursuing the development program for a new more efficient and stable form of HEPTAZYME to treat hepatitis C and plan to pursue clinical trials of the new drug in the second half of 2004.

In the next few months we will seek additional financing to support our investment in the next generation ribozyme program and in RNAi technology, an exciting and rapidly growing field. Over the past year we have been actively working in the area of RNAi and have built an impressive RNAi IP portfolio and generated positive data in an animal model. We believe these actions will enable us to better address unmet medical needs and maximize shareholder value by leveraging our resources, expertise, scientific talent and substantial intellectual property to develop novel RNA-based therapeutics, diagnostics and drug manufacturing platforms."

Second Quarter Financial Results
For the three months ending June 30, 2002, RPI incurred a net loss of $9.6 million, or $0.48 per share, compared to a net loss of $10.5 million, or $0.64 per share, for the same period in 2001. For the six-month period ending June 30, 2002 the net loss was $18.1 million, or $0.90 per share, compared to a net loss of $22.6 million, or $1.38 per share, for the same period in 2001. The reduction in net losses for the periods reported are primarily due to reductions in the company's third party contract manufacturing costs during 2002, as compared to 2001, to manufacture and distribute ANGIOZYME and HEPTAZYME to support clinical trials.

For the quarter and six month period ending June 30, 2001, the Company incurred $3.2 million and $7.8 million, net of partner reimbursements, respectively, of contract manufacturing costs. This compares to $1.8 million in contract manufacturing costs spent for the six-month period ending June 30, 2002. All of the $1.8 million in 2002 occurred during the second quarter.

The Company's cash, cash equivalents and securities available-for-sale were $21.9 million at June 30, 2002, compared to $35.0 million at December 31, 2001.

Ribozyme Pharmaceuticals, Inc. (RPI) is a biotechnology company leveraging its expertise in nucleic acid technology to develop and commercialize products that target human diseases. RPI's primary mission of developing therapeutic RNA-based products has led to the development of three drug candidates for the treatment of cancer and hepatitis C. To complement its current pipeline, RPI is also advancing a nucleic acid program called ribonucleic acid interference, or RNAi, to develop additional therapeutics. In addition, the company is capitalizing on its specialty manufacturing capabilities and its newly-formed diagnostics business to generate near and long-term revenue. To date, RPI has established strategic corporate relationships with Archemix Corporation, atugen, Chiron Corporation, Elan Corporation, Fujirebio, and Geron Corporation. RPI is listed on the Nasdaq National Market under "RZYM," and additional company information can be found at www.rpi.com.

ANGIOZYME® is a registered trademark of Ribozyme Pharmaceuticals Inc. HEPTAZYME™, HERZYME™ and HepBzyme™ are trademarks of Ribozyme Pharmaceuticals Inc.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the Company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings.

                         RIBOZYME PHARMACEUTICALS, INC.
                       CONDENCED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                     Three months ended              Six months ended
                                                          June 30,                       June 30,
                                                -----------------------------  ----------------------------
                                                     2002           2001            2002          2001
                                                     ----           ----            ----          ----

Revenue
   Collaborative agreements                      $ 1,039,814    $ 1,014,233     $ 1,966,222    $ 1,550,537
   Collaborative agreements-joint venture            424,998      1,106,560         850,810      2,409,073
   Collaborative agreements-related parties          157,441        269,638         383,857        548,083
                                                 -----------    -----------     -----------    -----------
Total revenues                                     1,622,253      2,390,431       3,200,889      4,507,693

Expenses
   Research and development                        7,886,618     10,005,072      14,627,233     21,142,831
   General and administrative                      1,289,374      1,079,968       2,771,983      2,101,763
                                                 -----------    -----------     -----------    -----------
Total expenses                                     9,175,992     11,085,040      17,399,216     23,244,594

Operating Loss                                    (7,553,739)    (8,694,609)    (14,198,327)   (18,736,901)

Other income (expense)
   Interest income                                   111,931        596,304         266,338      1,473,764
   Interest expense                                 (266,102)      (188,633)       (602,890)      (295,446)
   Other income                                          740         43,718              70         46,450
   Equity in loss of
     unconsolidated affiliate                     (1,550,170)    (2,103,421)     (3,017,193)    (4,746,868)
                                                 -----------    -----------     -----------    -----------
   Total other income (expense)                   (1,703,601)    (1,652,032)     (3,353,675)    (3,522,100)

Net loss                                          (9,257,340)   (10,346,641)    (17,552,002)   (22,259,002)

Accretion of dividends on preferred stock            300,856        190,677         503,772        381,944

Net loss applicable to common stock              $(9,558,196)  $(10,537,318)   $(18,055,774)  $(22,640,946)
                                                 ===========   ============    ============   ============

Net loss per share (basic and diluted)             $  (0.48)      $  (0.64)        $  (0.90)      $  (1.38)

Shares used in computing
   net loss per share                             20,113,995     16,533,073      20,064,791     16,413,033
                                                  ==========     ==========      ==========     ==========

                         RIBOZYME PHARMACEUTICALS, INC.
                             CONDENSED BALANCE SHEET

                                                June 30,             December 31,
                                                  2002                   2001
                                                  ----                   ----
                                              (unaudited)
Assets
  Cash, cash equivalents and
    securities available-for-sale              $21,853,245            $34,995,070
  Accounts receivable                            1,265,563              1,543,197
  Equipment & leasehold
    improvements, net                            4,979,069              4,588,313
  Deferred patent costs, net                     5,986,545              5,544,614
  Investment in joint venture                    1,661,854              3,577,340
  Other assets, net                              2,589,195              1,774,674
                                               -----------            -----------
Total assets                                   $38,335,471            $52,023,208
                                               ===========            ===========

Liabilities and stockholders' equity
  Current liabilities                           $6,595,873             $5,127,436
  Long-term liabilities &
  convertible debt                               4,840,790             12,990,686
  Stockholders' equity                          26,898,808             33,905,086
                                               -----------            -----------

Total liabilities & stockholders' equity       $38,335,471            $52,023,208
                                               ===========            ===========